Exhibit 99.1
UNIVERSITY OF PHOENIX RELEASES TRANSPARENT ACCOUNTING OF STUDENT
OUTCOMES AND PREVIEWS PROGRAMS FOR CONTINUOUS IMPROVEMENT
Programs for Orientation, a Refined Approach to Introductory Courses and a Just-in-Time
Plan for Remediation Designed to Increase Academic Attainment for Nontraditional Students
PHOENIX, December 7, 2009 — In acknowledgement of the need to produce greater accountability and transparency throughout higher education, Apollo Group, Inc. (NASDAQ:APOL) subsidiary University of Phoenix today announced key findings from its second Academic Annual Report, demonstrating the University’s continued progress in addressing the challenges facing higher education today and calling for greater understanding of the country’s next generation of students, who are increasingly different from generations past. Recognizing the Obama administration’s ambitious goals to address the nation’s educated workforce shortage and the economic crisis, the Report explores how best to serve the growing contingent of talented, hardworking people who want to better themselves, but find they are shut out of higher education because of their real-life responsibilities — a group that comprises 73 percent of college students today.
“These nontraditional students represent the next generation of learners,” said Dr. William J. Pepicello, president of University of Phoenix. “They are not just our students, they are America’s students. Understanding their needs and motivations and what systems will be necessary to serve them is critical if we, as a nation, are to produce the highest proportion of college graduates in the world by 2020.”
Key Findings
•	Academic Proficiency and Progress: University of Phoenix uses the Measure of Academic Proficiency and Progress (MAPP) assessment developed by the Educational Testing Service (ETS) to help measure students’ academic proficiency and progress. The MAPP assessment found that, as a group, the University’s seniors score at comparable levels — with no significant difference — to students at other institutions in the areas of general education. Importantly, University of Phoenix students, who enter under an open-admissions policy at the undergraduate level, often start out with lower test scores in the general education areas, but are able to make gains comparable to students at other institutions upon their graduation.

•	Information Literacy: Using the Standardized Assessment of Information Literacy Skills (SAILS) methodology, University of Phoenix freshmen score as well or better in all but two of the eight areas measured as incoming students at other master’s institutions offering at least baccalaureate through graduate level programs. The same is true of the University’s seniors, who compare favorably to students at similar institutions in all but two areas measured. Importantly, University of Phoenix seniors score better than its freshmen in each of the literacy competencies measured. The percentage of improvement for the University’s freshmen and seniors is comparable to that of the improvement for like groups in the national survey.

•	Completion Rates: While University of Phoenix’s degree completion rate is assessed by the federal government’s Integrated Postsecondary Education Data System (IPEDS), as is every other accredited educational institution, the system does a poor job of capturing the nation’s next generation learners, who comprise the majority of the University’s student body. IPEDS counts only those students who complete their entire degree program exclusively at one institution — without transferring any credit from another institution — and graduate within 150 percent of the normal completion time. Generally speaking, these conditions exclude most students who do not go directly from high school to college as well as those who work full time. According to the American Federation of Teachers, “students still enrolled after 150 percent of expected graduation time represent a growing trend in higher education.” As such, the number of students who qualify for inclusion in IPEDS decreases each year, particularly in the current economy, where more students cannot afford to continue their educations uninterrupted. University of Phoenix’s completion rates for associate degrees is 26 percent for those students graduating in three years and 31 percent for students who take more than three years to complete. For bachelor’s degrees, the University’s completion rate is 36 percent for those students who graduate in six years and 39 percent for students who take more than six years to complete. At the graduate level, University of Phoenix’s completion rate is 55 percent for students who graduate in three years and 63 percent for students who require more than 3 years to complete.

•	Average Salary Increases: Many University of Phoenix students are employed full time while enrolled. As a result, the University’s students do not forfeit wages during the time they are earning their degrees and, in fact, many experience wage increases that are above the national average salary increase for the same time period. Students enrolled in University of Phoenix’s bachelor’s degree programs in 2008 earned an average annual salary increase of 8.5 percent compared to the 2008 national average of 3.8 percent. At the master’s level during the same time period, enrolled students earned an average annual salary increase of 9.7 percent compared to a 2008 national average of 3.8 percent. In addition, an analysis of public costs for higher education conducted by University of Phoenix demonstrated that the University actually pays back approximately $140 per student to the community as opposed to public and private not-for-profit institutions, which receive sizable public financing.

•	Diversity: University of Phoenix’s student body is more diverse than those found at traditional universities. Thirty percent of the University’s students are African American, compared to a national average of 13 percent. Additionally, females make up 67 percent of undergraduate student enrollment at University of Phoenix, compared to 57 percent nationally.

•	Student Satisfaction: Student satisfaction, while not an academic measure, provides insight into how best holistically to meet the needs of this new majority population. University of Phoenix student satisfaction surveys over the last year showed that students rate all categories well above average, ranging from 91-96 percent satisfied. The University also uses an external measure of student satisfaction, the National Survey of Student Engagement (NSSE). In each of the ten relevant categories polled, students rate the support and instruction at University of Phoenix higher than the national average response rating, with the highest rating going for institutional contribution to their knowledge in the area of “thinking critically and analytically.”
Comparisons
In a comparison of findings between its 2008 and 2009 reports, cautioning that two years cannot adequately point to significant trends, University of Phoenix reported slightly higher rates of student satisfaction this year over last. In the area of information literacy, results showed that scores for seniors continued to increase over those reported for freshman at approximately the same rate.
University of Phoenix acknowledged a slight decrease in academic progress and progression, although the overall comparison between its students and their contemporaries was comparable because the variance in scores measured by the standard deviation was much greater than the decrease reported this year. Completion rates for the University showed a slight decline — 1 percentage point for associate, 2 percentage points for baccalaureate and 5 percentage points for graduate — in students graduating within 150 percent of the traditional time for degree completion.
“In areas where comparisons can be made and declines were found — no matter how slight — University of Phoenix has initiated thoughtful and critical analysis as to the possible reasons for the changes and developed programs for continuous improvement,” said Pepicello.
The University is currently exploring possible reasons for the slight decline in completion rates. Specifically, it is examining the demographics of next generation learners and how this unique student population learns. Important factors in this analysis will include age, previous academic experience, transfer credits and preference for learning modality.
Continuous Improvement
In response to data gathered to this point, University of Phoenix has determined specific areas to be addressed, with a focus on programs for orientation, a refined approach to introductory courses and a just-in-time plan for remediation. University Orientation, currently in trial with a small sub-set of the University’s student population, upon introduction will be a three-week, non-credit bearing, free orientation course required for all students entering with fewer than 24 credits prior to their enrollment with the University. The new program is intended to address the skills necessary to be successful at University of Phoenix, and will introduce new students to the format, expectations and requirements of the environment in which they will be learning.

“The orientation program will encourage prospective students to take personal responsibility for their learning and help them make informed decisions about whether this is the type of institution they wish to attend and if they are ready to do so,” said Pepicello. “It will afford prospective students the opportunity to experience the rigors of the college classroom without financial burden, so that those who discover they are not ready will not incur debt.”
From there, it is anticipated that all students entering with fewer than 24 credits will be required to take a customized sequence of courses designed to increase retention and promote success for at-risk students. The First-Year Sequence has been designed in four blocks with the student at the center. Each block will build upon, reinforce and recycle the academic skills introduced in the previous blocks. Course content will be interrelated to reinforce content and skill-building mastered in each course, laddering material taught over multiple courses.
“In this way, it is expected that students will learn and retain more information than if they were learning everything in one course, without a grounding context,” explained Pepicello.
Lastly and also as part of the First-Year Sequence, University of Phoenix is changing its approach to remediation and instituting a program of integrative learning, which will provide just-in-time skills on a gradual basis. This innovative approach will make learning opportunities available to students throughout their course of study, not just at the beginning and not in an all-in-one, sink-or-swim course.
“We are changing remedial education to work for all students when they need it and without sacrificing their appropriate academic progression,” said Pepicello.
University of Phoenix’s complete 2009 Academic Annual Report is available at www.phoenix.edu/academicannualreport.
About University of Phoenix
University of Phoenix is constantly innovating to help students balance education and life in a rapidly changing world. Through flexible schedules, challenging courses and interactive learning, students achieve personal and career aspirations without putting their lives on hold. During the quarter ending August 31, 2009, 443,000 students were enrolled at University of Phoenix, the largest private university in North America. University of Phoenix serves a diverse student population, offering associate’s, bachelor’s, master’s, and doctoral degree programs from campuses and learning centers across the U.S. as well as online throughout the world.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, graduate and doctoral levels through its subsidiaries: University of Phoenix; Institute for Professional Development; College for Financial Planning; Western International University; Meritus University; Insight Schools and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of August 31, 2009).

For more information about Apollo Group and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
For More Information
Media Contact:
Sara Jones, (818) 326-1871
sara.jones@apollogrp.edu
Investor Relations Contact:
Allyson Pooley, (312) 660-2025
allyson.pooley@apollogrp.edu
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